Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)
(Form Type)

Emerson Electric Co.

(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	3.000% Notes due 2031	Rule 457(r)	€500,000,000	100%	$522,750,000	0.00015310	$80,033.03
Fees to Be Paid	Debt	3.500% Notes due 2037	Rule 457(r)	€500,000,000	100%	$522,750,000	0.00015310	$80,033.03
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—
		Total Offering Amounts				$1,045,500,000		$160,066.06
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$160,066.06

(1)
Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, based upon a euro/U.S. dollar exchange rate of €1=$1.0455, as of February 21, 2025, as published by the Board of Governors of the Federal Reserve System, and relates to the Registration Statement on Form S-3 (No. 333-275526), originally filed with the Commission on November 13, 2023. The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.